Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-218535, Form S-4 No. 333-233538, and Form S-8 Nos. 333-232916, 333-229780, 333-219553, 333-212730, 333-211099, 333-207703, 333-190350, 333-168909, 333-164467, and 333-158307) of Exact Sciences Corporation of our reports dated February 28, 2019, with respect to the consolidated financial statements and schedule of Genomic Health, Inc. and the effectiveness of internal control over financial reporting of Genomic Health, Inc., incorporated by reference in this Current Report on Form 8-K from Genomic Health, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
November 8, 2019